Exhibit 2.1
PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into by and between PATRIOT NATIONAL BANK, a national banking association (“Loan Seller”), and PINPAT ACQUISITION CORPORATION, a Connecticut corporation (“Property Seller”; together with Loan Seller, “Sellers”, and each, from time to time, a “Seller”), as seller, and ES VENTURES ONE LLC, a Delaware limited liability company (“Purchaser”), as purchaser, this 25th day of February, 2011.
R E C I T A L S:
WHEREAS, Loan Seller is the owner of certain mortgage loans more fully described on Exhibit A-1 hereto (each individually a “Loan” and collectively, the “Loans”) to various borrowers (collectively, the “Borrowers”) which are evidenced by promissory notes (each individually a “Note” and collectively, the “Notes”);
WHEREAS, the Notes are secured by certain liens and security interests evidenced by the related security instruments (collectively, the “Security Instruments”) encumbering certain real property and/or other collateral securing the applicable Loan (each individually a “Collateral Property” and collectively, the “Collateral Properties”);
WHEREAS, the Notes and the Security Instruments, together with all other documents and instruments evidencing, securing or otherwise relating to all or any portion of the Loans, are collectively referred to as the “Loan Documents”;
WHEREAS, Property Seller is the owner of certain real estate properties more fully described on Exhibit A-1 hereto (each individually a “Property” and collectively, the “Properties”; and the Loans and the Properties are collectively referred to as the “Assets”); and
WHEREAS, whenever this Agreement refers to a “Seller”, such reference shall mean Loan Seller or Property Seller, as the context may require.
NOW, THEREFORE, in consideration of the payment of the Purchase Price (as defined below), the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:
1. Purchase of Assets.
1.1 Purchase and Sale. In consideration of the payment by Purchaser to Sellers by wire transfer to an account designated by Sellers on or prior to the Closing Date (as hereinafter defined below) in immediately available funds of the Purchase Price (as hereinafter defined), Sellers shall sell, assign and transfer on an as-is, where-is basis, without recourse, representation or warranty, express or implied, except for the representations, warranties and covenants, expressly set forth herein, all of Sellers’ right, title and interest in and to the Loans, the Loan Documents and the Properties subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Sections 1.4, 1.5 and 3. Without limitation of the foregoing, on the Closing Date, Property Seller shall convey all of Property Seller’s right, title, and interest in and to each Property, including the Property Seller’s interest in the land described in the applicable Title Commitment (as hereinafter defined) for each Property, the buildings, parking areas, improvements, and fixtures now situated on each Property, all easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Property Seller and pertaining to each Property, if any, the reversionary interest in any street or road abutting each Property to the center lines thereof, and all leases and other occupancy agreements (collectively, the “Leases”) affecting such Property. If any Property conveyed to Purchaser at the Closing is encumbered by one or more mortgage(s) held by Loan Seller (and which mortgage(s) were not theretofore released or otherwise discharged), Purchaser shall have the right to request that Loan Seller assign and transfer such mortgage(s) and the related loan to Purchaser (or its designee) at Closing as if such mortgage(s) and loan were a Loan hereunder (provided, that other than effectuating such assignment and other transfer, Loan Seller shall have no liability or obligation in connection therewith).
1.2 Purchase Price. The “Purchase Price” shall be calculated as the sum of the Individual Purchase Prices (as hereinafter defined) for all of the Assets being purchased hereunder. The “Individual Purchase Price” for each Asset equals the product of the percentage for such Asset as set forth in the column headed IPP Percentage on Exhibit A-1 and the dollar amount for such Asset as set forth in the column headed PNBK Customer Balance on Exhibit A-1, as same may be subject to proration and adjustment pursuant to this Agreement. For purposes of this Agreement, the parties acknowledge that the PNBK Customer Balance represents (a) with respect to a Loan, the outstanding principal balance of such Loan as of the date hereof, and (b) with respect to a Property, the outstanding principal balance of the mortgage loan previously held by Loan Seller on the date that Property Seller (as nominee of Loan Seller) foreclosed on or otherwise accepted fee title to such Property.
1.3 Adjustment of PNBK Customer Balance Amounts. Solely with respect to the Loans, the PNBK Customer Balance for each Loan set forth on Exhibit A-1 shall be reduced, dollar-for-dollar, on the Closing Date by any regularly scheduled payments under the Loan Documents on account of the outstanding principal balance of such Loan, and on or prior to the Closing Date, Loan Seller shall provide an accounting of such regularly scheduled payment(s) to Purchaser in form and substance reasonably acceptable to Purchaser, and at Closing (as hereinafter defined), Sellers and Purchaser shall amend and modify the PNBK Customer Balance and the Purchase Price for the Loans on Exhibit A-1 to reflect the same. Without limitation of the foregoing, Sellers acknowledge and agree that one hundred percent (100%) of all other payments on the account of the outstanding principal balance of a Loan and payments on past due interest (excluding, however, regularly scheduled monthly interest payments) after the date hereof, shall be credited to Purchaser at Closing.

1.4 Adjustment to Individual Purchase Price of Loans.
(a) Prior to the Closing Date, all principal payments under the Loan Documents (whether regularly scheduled or otherwise), and interest payments, credits, penalties, premiums, late charges, default fees and interest and other amounts received by or for the account of Loan Seller in connection with the Loans shall be the property of Loan Seller.
(b) From and after the Closing Date, all principal and interest payments, credits, penalties, premiums, late charges, default fees and interest and other amounts due under the Loan Documents and the Notes received by Loan Seller or by Purchaser shall not be pro rated and shall be for the account of Purchaser, regardless of the date that such payments accrued.
(c) In addition, all Security Deposits, Escrows and Unapplied Loan Funds (as such capitalized terms are hereinafter defined) shall be applied and/or transferred in the manner set forth in Section 9 of this Agreement.
(d) Purchaser acknowledges that Sellers have no obligation to pay or to clear general real estate taxes, special assessments, and other municipal taxes for any Collateral Property, or any liens on account thereof against any Collateral Property, whether senior or subordinate in priority to the applicable Security Instrument(s) (the “Unpaid Collateral Property Taxes”), and that the Purchase Price as set forth on Exhibit A-1 reflects a credit in the amount of Three Hundred Sixty-Eight Thousand and 00/100 Dollars ($368,000.00) in the aggregate on account thereof.
(e) With respect to a Loan, to the extent the insurance premiums for the applicable Collateral Property shall be unpaid and not current to the Closing Date (the “Unpaid Collateral Property Premiums”), Loan Seller shall pay such Unpaid Collateral Property Premiums on or prior to the Closing Date.
(f) With respect to a Loan, to the extent the Title Update (as hereinafter defined) for such Loan discloses any monetary liens (other than as set forth in 1.4(d) above) that are senior in lien and priority (the “Unpaid Collateral Property Liens”) to the lien of the applicable Security Instrument(s) including, without limitation and as applicable, unpaid common charges to a condominium association or homeowners association, Loan Seller shall pay off the amount of such Unpaid Collateral Property Liens on or prior to the Closing.
(g) To the extent that any payments on account of the Loans are received by Seller on and after the Closing Date, such payments shall be deemed received by Seller in trust for Purchaser and promptly remitted to Purchaser in the form received by Seller, except that, with respect to all checks, drafts or other instruments, Seller shall provide all necessary endorsements, without representation, warranty or recourse, to enable Purchaser to negotiate the same.

1.5 Adjustment to Individual Purchase Price of Properties.
(a) Prior to the Closing Date, all payments, rents and other income received by or for the account of Property Seller in connection with the Properties shall be the property of Property Seller; provided that any pre-paid rents and tenant security deposits held by or for the benefit of Property Seller with respect to any of the Properties shall be remitted to or for the benefit of, and shall become the property of, Purchaser, as provided in Section 9 hereof. After the Closing Date, all payments rents and other income derived from the Properties and received by Property Seller or by Purchaser shall be for the account of Purchaser, regardless of the date that such payments accrued.
(b) All payments received by Property Seller with respect to any Property from and after the Closing Date shall be deemed received by Property Seller in trust for Purchaser and promptly remitted to Purchaser in the form received by Property Seller, except that, with respect to all checks, drafts or other instruments, Property Seller shall provide all necessary endorsements, without representation, warranty or recourse, to enable Purchaser to negotiate the same.
(c) Personal property taxes, installment payments of special assessment liens, sewer charges, utility charges, unpaid common charges to a condominium association or homeowners association and normally prorated operating expenses, billed or paid as of 11:59 p.m. (local time in the State where the applicable Property is located) on the date immediately preceding the Closing Date, which may have accrued or been incurred prior to 11:59 p.m. (local time) on the date immediately preceding the Closing Date but not billed or paid at such time and date, shall be prorated as of and be adjusted against the Purchase Price for the applicable Property due at the Closing, pursuant to customary proration procedures in the State where the applicable Property is located, with Property Seller being responsible for such amounts for periods prior to the Closing Date, and Purchaser being responsible for such amounts for periods from and after the Closing Date. All prorations shall be made on a 365 day calendar year basis.
(d) General real estate taxes and special assessments relating to the applicable Property payable during the year in which the Closing occurs shall be prorated as of the Closing Date, pursuant to customary proration procedures in the State where the applicable Property is located, with Property Seller being responsible for such amounts for periods prior to the Closing Date, and Purchaser being responsible for such amounts for periods from and after the Closing Date. If the Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes and special assessments shall be upon the basis of taxes for the applicable Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes and special assessments payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Property Seller and Purchaser promptly (but no later than thirty (30) days thereafter, except in the case of an ongoing tax protest, in which case no later than thirty (30) days after such protest is concluded) shall adjust the proration of such taxes and special assessments and Property Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment within fifteen (15) days after receipt of written demand therefor and this covenant shall not merge with the Deed but shall survive the closing until ninety (90) days after the final unappealable determination of such taxes and special assessments for the year in which the Closing occurs.
(e) With respect to a Property, to the extent the Title Commitment for such Property discloses any monetary liens (the “Unpaid Property Liens”), Property Seller shall cause such Unpaid Property Liens to be fully paid or discharged at or prior to Closing.
(f) Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in City and State where the applicable Property is located. The parties shall have up to thirty (30) days after the Closing Date to correct or adjust any errors or miscalculations with respect to any prorations hereunder.
2. Deposit. Buyer has deposited $3,000,000.00 (the “Deposit”) with Sellers towards the payment of the Purchase Price and as security for Buyer’s performance of its obligations under this Agreement. The Deposit shall be held and applied in accordance with this Agreement and shall be held pursuant to that certain Escrow Agreement, dated as of the date hereof (as amended or otherwise modified, the “Escrow Agreement”), among Sellers, Sellers’ counsel, as escrow agent, and Purchaser.
3. Due Diligence Period; Closing Date.
3.1 Due Diligence Period.
(a) Subject to the terms of this Section 3.1, Purchaser shall have the period (the “Due Diligence Period”) commencing on the Effective Date and expiring at 5:00 pm. (New York time) on the date fifteen (15) days after the date hereof, in which to complete certain due diligence with respect to the Assets identified on Exhibit A-4 (the “Contingent Assets”), as specified in this Section.
(b) Sellers shall, on or prior to the date ten (10) days after the date hereof (the “Due Diligence Materials Delivery Date”), deliver to Purchaser the materials in connection with the Contingent Assets as set forth on Exhibit A-4 (the “Outstanding Due Diligence Materials”).

(c) On or before the expiration of the Due Diligence Materials Delivery Date, Purchaser shall have the right, to deliver a notice to Sellers (the “Purchaser’s First Notice”) stating either that (x) Purchaser has not received all of the Outstanding Due Diligence Materials (which Purchaser’s First Notice shall specify which Outstanding Due Diligence Materials have not been received by Purchaser) and/or (y) Purchaser has determined that the Outstanding Due Diligence Materials disclose Material Monetary Matters (as hereinafter defined) adverse to Purchaser with respect to any of the Contingent Assets (which Purchaser’s First Notice shall specify the Outstanding Due Diligence Materials giving rise to such Material Monetary Matters, and a reasonable description of such material monetary matters). For purposes of this Section 3.1(c), a Material Monetary Matter shall mean a matter disclosed by the Outstanding Due Diligence Materials that is quantifiable and that is reasonably estimated to be an amount not less than $20,000.00 with respect to any Contingent Asset to which one or more specified Outstanding Due Diligence Material(s) relates. For the avoidance of doubt, Purchaser shall have the right to deliver a Purchaser’s First Notice under either or both of clauses (x) and (y) of this Section 3.1(c).
(d) If Purchaser delivers a Purchaser’s First Notice pursuant to clause (y) of Section 3.1(c), then Purchaser and Sellers shall, in good faith, attempt to negotiate a mutually acceptable agreement as to the disposition of the Material Monetary Matter(s) set forth in the Purchaser’s First Notice on or prior to the business day immediately prior to the expiration of the Due Diligence Period. Purchaser acknowledges that Sellers shall have the right to cure any objection of Purchaser on account of a Material Monetary Matter with respect to any Contingent Asset through a credit against the Purchase Price allocated to such Contingent Asset in an amount acceptable to Purchaser.
(e) On or prior to the expiration of the Due Diligence Period, Purchaser shall have a right to deliver a notice (the “Purchaser’s Second Notice”), then, if either (i) Purchaser delivers a Purchaser’s First Notice pursuant to clause (x) of Section 3.1(c) and either (x) Sellers shall have failed to deliver to Purchaser the Outstanding Due Diligence Materials specified in Purchaser’s First Notice within one (1) business day after receipt of such Purchaser’s First Notice, or (y) Sellers shall have delivered to Purchaser the Outstanding Due Diligence Materials specified in Purchaser’s First Notice within one (1) business day after receipt of such Purchaser’s First Notice but such delivered Outstanding Due Diligence Materials disclose further Material Monetary Matters, or (ii) Purchaser delivers a Purchaser’s First Notice pursuant to clause (y) of Section 3.1(c), and Purchaser and Sellers are unable to mutually agree on the disposition of the applicable Material Monetary Matter(s) with regard to any or all of the Contingent Assets (the Material Monetary Matters in clauses (i)(y) and/or (ii) above is referred to herein as the “Unresolved Monetary Matters”) pursuant to Section 3.1(d), then Purchaser shall have the right, on or prior to the expiration of the Due Diligence Period, to deliver a second notice (the “Purchaser’s Second Notice”) stating that Purchaser has determined to terminate this Agreement solely with respect to any Contingent Asset for which there is undelivered Outstanding Due Diligence Material (as specified in the Purchaser’s First Notice) or for any Contingent Asset for which there is an Unresolved Monetary Matter (collectively, the “Rejected Assets”).

(f) If a Purchaser’s Second Notice is duly and timely delivered under Section 3.1(e), this Agreement shall terminate as to the Rejected Assets, Purchaser shall be deemed to have waived any further right to terminate this Agreement with respect to any other Contingent Assets pursuant to Section 3.1(e), this Agreement shall continue in full force and effect in accordance with its terms with respect to the Assets other than the Rejected Assets (and Purchaser and Sellers shall amend or otherwise modify the Exhibits to this Agreement to reflect the removal of the Rejected Assets from this Agreement, and the Purchase Price shall be adjusted accordingly), and no party hereto shall have any rights or obligations hereunder with respect to the Rejected Assets except for the provisions hereof that are expressly stated to survive the termination hereof (the “Surviving Obligations”). If Purchaser’s Second Notice is not duly and timely delivered under Section 3.1(e), then Purchaser shall be deemed to have waived any further right to terminate this Agreement pursuant to Section 3.1(e) and this Agreement shall continue in full force and effect in accordance with its terms. In addition, to the extent that any Contingent Assets are not identified as Rejected Assets in a Purchaser’s Second Notice, this Agreement shall continue in full force and effect in accordance with its terms with respect to such Contingent Assets.
3.2 Continuing Due Diligence. Purchaser’s sole right to reject and to not purchase Assets (other than on account of Seller’s failure to perform its obligations under this Agreement) shall be pursuant to Section 3.1 above. Notwithstanding to the foregoing, Purchaser, for its own account, may inspect, test, or survey any Property, and subject to the terms of the applicable Loan Documents, any Collateral Property (in each case, Sellers may provide a representative to accompany Purchaser), at any reasonable time during business hours during the Due Diligence Period and at any reasonable time during business hours up until the Closing Date. Purchaser shall have the right to review all of the Due Diligence Materials and to conduct such due diligence as is deemed necessary or appropriate by Purchaser in connection with the transactions contemplated by this Agreement, including, without limitation, non-invasive or invasive environmental testing or engineering surveys of the Property, interviews with the Tenants (as hereinafter defined), and such other due diligence as is customarily conducted by purchasers of real property. Purchaser shall restore the Property to its condition existing immediately prior to Purchaser’s inspection thereof, and Purchaser shall be liable for all damage or injury to any person or property resulting from, relating to or arising out of any inspection, whether occasioned by the acts of Purchaser or any of its employees, agents, representatives or contractors, and Purchaser shall indemnify and hold harmless Sellers and their respective agents, employees, officers, directors, affiliates and asset managers from any liability resulting therefrom. This indemnification by Purchaser shall survive the Closing or the earlier termination of this Agreement, as applicable.

3.3 Existing Loan Policies; Title Updates; Title Commitments.
(a) As part of the Due Diligence Materials, Loan Seller has heretofore, with respect to each Loan, delivered to Purchaser a copy of Loan Seller’s existing lender’s policy of title insurance (collectively, the “Existing Loan Policies”) with respect to such Loan. Purchaser has ordered updates to the Existing Loan Policies (the “Title Updates”), and, with respect to the Properties, a commitment of title insurance for each Property (the “Title Commitments”) from a title company or title companies (each, a “Title Company”) selected by Purchaser, all of which have been approved by Purchaser, except for those matters disclosed on Exhibit A-5 (the “Scheduled Unpermitted Exceptions”). Purchaser has heretofore delivered to Sellers (or Sellers’ counsel) copies of the Title Updates and Title Commitments. Any exceptions shown on a Title Update or Title Commitment that are not Scheduled Unpermitted Exceptions (or New Unpermitted Exceptions (as hereinafter defined)) shall be deemed “Permitted Exceptions” for purposes of this Agreement.
(b) If any subsequent update of a Title Update or Title Commitment prior to the Closing Date discloses exceptions to title which are (i), in the case of a Loan, mortgages that are senior in lien and priority to the lien of the applicable Security Instruments, or (ii) in the case of a Property, constitutes (A) a mortgage, deed of trust or other encumbrance evidencing outstanding indebtedness, (B) a mechanic’s, materialman’s or supplier’s liens, construction lien, and/or notice of unpaid balance, (C) a lien or encumbrance placed upon such property subsequent to the date hereof without Purchaser’s consent or as a result of Seller’s action or omission, (D) a lien or encumbrance placed upon any Property subsequent to the date hereof without Purchaser’s consent and not as a result of Purchaser’s action or omission, including, without limitation, Unpaid Property Liens, same shall be deemed, in each case, to be a “New Unpermitted Exception”), then Purchaser shall give Sellers (or Sellers’ counsel) notice thereof within two (2) business days after receipt of such update (but in no event later than the Closing Date).
(c) Sellers shall, at Sellers’ sole cost and expense, be required to cause all Scheduled Unpermitted Exceptions and New Unpermitted Exceptions (collectively, the “Unpermitted Exceptions”) to be deleted as exceptions from the Title Update and/or Title Commitment, as applicable, such that, at Closing, Purchaser shall have the right, at Purchaser’s option, to receive, from the Title Company, either (i), with respect to a Loan, an endorsement (an “Existing Loan Policy Endorsement”) to the applicable Existing Loan Policy, insuring that the applicable Unpermitted Exceptions do not constitute encumbrances against such Loan and/or the applicable Collateral Property, or (ii), with respect to a Property, an owner’s policy or commitment of title insurance (a “New Title Policy”), insuring that the applicable Unpermitted Exceptions do not constitute encumbrances against such Property, or otherwise cured in the manner requested by Purchaser. Notwithstanding the foregoing, if any Unpermitted Exception or New Unpermitted Exception constitute Unpaid Collateral Property Taxes, the limitation set forth in Section 1.4(d) shall apply to Sellers’ obligation in connection therewith.

3.4 Closing; Closing Date. The closing of the purchase and sale of the Assets (the “Closing”) shall take place within ten (10) days after the expiration of the Due Diligence Period or such earlier date mutually agreed to by Sellers and Purchaser, subject to extensions thereof as expressly set forth in this Agreement (the “Closing Date”); provided, however, that the outside date for the Closing shall be extended for one additional period of thirty (30) days in the event that the OCC Clearance (as defined herein) is not issued prior to the originally scheduled outside date for Closing. The Closing shall take place at the offices of Sellers or Sellers’ counsel in Stamford, Connecticut.
4. Representations and Warranties of Sellers; Limited Obligations of Sellers.
4.1 As to Sellers.
(a) Property Seller is a wholly-owned subsidiary of Loan Seller.
(b) Neither of the Sellers nor any of their respective principals, affiliates or representatives has engaged in any dealings or transactions, directly or indirectly, in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § I et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (the “Anti-Terrorism Order”), or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time (collectively, the “Anti-Terrorism Laws”). Neither of the Sellers nor any of their respective principals, affiliates or representatives has, is or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or is a person described in section 1 of the Anti-Terrorism Order, and to the best of Sellers’ knowledge, neither of the Sellers nor any of their respective principals, affiliates or representatives has engaged in any dealings or transactions, or otherwise been associated with any such person.

4.2 As to Loan Seller and the Loans. As of the date hereof and as of Closing Date, Loan Seller hereby represents and warrants to Purchaser as follows:
(a) Loan Seller is the sole owner and holder of the Loans and Loan Seller’s interest therein is not subject to any lien, claim or encumbrance or to any prior sale, conveyance or assignment by Loan Seller other than liens and encumbrances not created by Loan Seller and disclosed on the applicable Title Update or Title Commitment. Loan Seller has not participated, syndicated or otherwise assigned any of its right, title or interest in, to and under the Loans and/or the Loan Documents (including, without limitation, any rights to any proceeds and/or profits thereunder). There are no outstanding agreements for the sale of any of Loan Seller’s right, title and/or interest in, to and under the Loans and/or the Loan Documents.
(b) Loan Seller is a national banking association duly organized and validly existing in good standing under the laws of the United States of America and, subject to all applicable regulatory approvals, has the power and authority to execute and deliver, and to perform all of its obligations under this Agreement and all instruments and other documents executed and delivered, or to be executed and delivered, by Loan Seller in connection herewith, including, without limitation, the other Seller Documents (as hereinafter defined) to which Loan Seller is party. Loan Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
(c) There are no actions, suits or proceedings pending, or to the best knowledge of Loan Seller threatened, against Loan Seller or any Loan in any court or before any Federal, State or local board or body which are likely to materially impair its ability to perform its obligations under this Agreement.
(d) This Agreement has been duly authorized, executed and delivered by Loan Seller and constitutes the legal, valid and binding obligation of Loan Seller, enforceable against Loan Seller in accordance with its terms. Each of the instruments and documents to be executed and delivered in connection herewith, when executed and delivered, shall constitute the legal, valid and binding obligations of Loan Seller, enforceable against Loan Seller in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(e) Neither the execution and delivery of this Agreement nor the compliance with the terms hereof conflicts with or would result in a breach or violation of any of the terms and provisions of, or constitutes a default under, the charter or by-laws of Loan Seller, or any agreement or instrument to which Loan Seller is a party or to which any property of Loan Seller is subject.

(f) Loan Seller represents and warrants that neither Loan Seller nor any of its affiliates has dealt or negotiated with, or engaged on its own behalf or for its benefit, any person as an agent, broker, dealer or otherwise who is entitled to a commission or fee in connection with the sale of the Loans to Purchaser. Any fees or commissions due and payable to such broker shall be the responsibility of Loan Seller.
(g) The PNBK Customer Balance for each Loan set forth on Exhibit A-1, as of the date hereof, and as of the date of any update to Exhibit A-1, is the outstanding principal balance for such Loan reflected in Seller’s records, as of the date of such update. Without limiting any provision of this Agreement, Loan Seller makes no representation, express or implied, with respect to the enforceability or collectability of any amounts identified on Exhibit A-1.
(h) Attached hereto as Exhibit A-2 is, with respect to each Loan, the outstanding and unpaid interest, fees and other charges as reflected in Seller’s records with respect to each Loan, as of the date hereof and as of the date of any update thereof, as applicable. Without limiting any provision of this Agreement, Seller makes no representation or warranty, express or implied, with respect to the enforceability or collectability of any items identified on Exhibit A-2.
(i) Loan Seller has delivered true, correct and complete copies of each material Loan Document and the Existing Loan Policies with respect to the Loans, including, without limitation, any and all forbearances, amendments and/or modifications thereto. Except to the extent disclosed in any of the Loan files (including without limitation, any litigation files) or Loan Documents previously provided by Loan Seller to Purchaser for review, Loan Seller has not received any written challenge to the enforceability of any of the Loan Documents. Except to the extent disclosed in any of the Loan files (including without limitation, any litigation files) or Loan Documents previously provided by Loan Seller to Purchaser for review Loan Seller has not presented any claims under any Existing Loan Policy.
(j) Attached hereto as Exhibit A-3 is, with respect to each Loan, a list of the current (as of the date hereof) legal proceedings undertaken by or on behalf of Loan Seller with respect to the foreclosure or other action (the “Foreclosure Actions”) to enforce Loan Seller’s rights and remedies under the Loans, and the identity of each attorney, law firm or counsel (the “Foreclosure Counsel”) retained by Loan Seller in connection with the Foreclosure Actions.
4.3 As to Property Seller and the Properties. As of the date hereof and as of Closing Date, Property Seller hereby represents and warrants to Purchaser as follows:
(a) Property Seller owns good and marketable legal and beneficial fee simple title to the Properties, free and clear of all liens and encumbrances except for the Permitted Exceptions. Property Seller has not granted to any person or entity any option or other right to purchase the Properties (or any Property) and no person or entity has any option or other right to purchase the Properties (or any Property).

(b) Property Seller is a Connecticut corporation duly organized and validly existing in good standing under the laws of the State of its incorporation, and is qualified to do business in the States of Connecticut and New York. Property Seller has the power and authority to execute and deliver, and to perform all of its obligations under this Agreement and all instruments and other documents executed and delivered, or to be executed and delivered, by Property Seller in connection herewith, including, without limitation, the other Seller Documents to which Property Seller is party. Property Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
(c) There are no actions, suits or proceedings pending, or to the best knowledge of Property Seller threatened, against Property Seller or any Property in any court or before any Federal, State or local board or body which are likely to materially impair its ability to perform its obligations under this Agreement.
(d) This Agreement has been duly authorized, executed and delivered by Property Seller and constitutes the legal, valid and binding obligation of Property Seller, enforceable against Property Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each of the instruments and documents to be executed and delivered in connection herewith, when executed and delivered, shall constitute the legal, valid and binding obligations of Property Seller, enforceable against Property Seller in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(e) Neither the execution and delivery of this Agreement nor the compliance with the terms hereof conflicts with or would result in a breach or violation of any of the terms and provisions of, or constitutes a default under, the charter or by-laws of Property Seller, or any agreement or instrument to which Property Seller is a party or to which any property (including, without limitation, the Properties) of Property Seller is subject.

(f) Property Seller represents and warrants that neither Property Seller nor any of its affiliates has dealt or negotiated with, or engaged on its own behalf or for its benefit, any person as an agent, broker, dealer or otherwise who is entitled to a commission or fee in connection with the sale of the Properties to Purchaser except for (i) Coldwell Banker (Agent: Monica) with respect to the Properties at 8 Hobart Dr., Greenwich, CT and 14 Baldwin Farms South, Greenwich, CT and (ii) The Riverside Realty Group — Westport (Agent: Douglas Bross) with respect to the Property at 75 Newtown Tpke, Westport, CT. Any fees or commissions due and payable to such broker shall be the responsibility of Property Seller.
(g) Seller has delivered true, correct and complete copies of all Leases in Seller’s possession with the tenants (the “Tenants”) thereunder, and the Security Deposit(s) to be delivered at Closing constitute all of the unapplied security deposits in under such Leases.
(h) All of the Personal Property and Intangible Property, to the extent not owned by Tenants, are owned by Property Seller, free of any liens or encumbrances except for the Permitted Exceptions, and are included in this sale.
(i) Property Seller has not retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Properties (or any of them), and is not aware that any such action has been taken by or on behalf of any lessees under the Leases.
4.4 Limitations. Except as set forth in this Agreement and in the Seller Deliveries (as hereinafter defined), Sellers make no representations or warranties regarding the Assets. The representations and warranties set forth in this Agreement shall survive for period of ninety (90) days following the Closing Date, shall be for the sole benefit of Purchaser and shall not be assignable by Purchaser to any other party, including any future owner of the Loans. For the avoidance of doubt, Sellers will not obligated to repurchase any of the Assets for any breach of any of the representations and warranties made by Sellers herein. Notwithstanding any conflicting language set forth in any of the documents or instruments to be delivered by Sellers pursuant to Section 8 hereof, Purchaser shall be entitled to rely on the representations and warranties set forth in this Agreement as if all of such representations and warranties were expressly set forth therein.
4.5 As Is, Where Is. The Assets are being sold in an “AS IS” condition on a “WHERE IS” basis and “WITH ALL FAULTS” as of the Closing Date, and subject to any title defects, liens, security interests and other matters affecting title to any of the Properties or any Collateral Property, and subject to Sellers’ representations, warranties and covenants set forth in this Agreement and the Seller Deliveries. Except as specifically set forth herein and/or in the Seller Deliveries, Sellers make no warranties or representations of any type, kind, character or nature, whether expressed or implied, statutory or otherwise (the warranties provided for in the applicable Uniform Commercial Code being specifically negated), in fact or in law, or any warranties of merchantability or fitness for a particular purpose with respect to any term or condition of any Note, any Security Instrument, any of the other Loan Documents, any Property, any Loan, or any Collateral Property. Without in any way limiting the generality of the foregoing and except as specifically set forth herein and/or in the Seller Deliveries, Sellers have not made, do not make or undertake, and expressly disclaim any representation, warranty or obligation, express or implied, as to any characteristic or other matter affecting or related to any term or condition of any Note, any Security Instrument, any of the other Loan Documents, any Property, any Loan, or with respect to any Collateral Property. Without in any way limiting the generality of the foregoing and except as specifically set forth herein and/or in the Seller Deliveries, Sellers make no representation or warranty, whether express or implied, and assumes no responsibility with respect to (i) the collectability of any Note or the value of any Asset, (ii) the creditworthiness or financial condition of any Borrower or the ability of any Borrower to perform its obligations under its respective Loan Documents, (iii) the due execution, validity, sufficiency, enforceability or the perfection or priority of any liens or security interests securing or appearing to secure or relating to the Loans or with respect to any Collateral Property covered by such liens, (iv) the condition of any Asset or the value or income potential of any Asset or any collateral included in the Loan Documents, (v) the state of title to or occupancy or insurability of any of the Properties, or any information contained in any title reports, insurance policies, surveys, leases, lien searches, tax reports, property condition reports, environmental studies or other due diligence with respect to the Properties or any Collateral Property (the “Property Documents”), whether obtained by Purchaser or otherwise, (vi) rights of offset, deductions, negotiability, or holder in due course status, the accuracy or completeness of the matters disclosed, represented or warranted by any party in any of the Loan Documents, (vii) the performance of the obligations of any party under any of the Loan Documents, or (viii) the adequacy of the collateral described in the Loan Documents. Loan Seller shall have no responsibility for the financial condition of any Borrower or the ability of any Borrower to perform its obligations under the Loan Documents.
5. Representations and Warranties of Purchaser.
5.1 As of the Closing Date, Purchaser hereby represents and warrants to Sellers as follows:
(a) Purchaser (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is (or will be by Closing), authorized to do business and in good standing under the laws of the States of Connecticut and New York, and (ii) has all requisite authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder.
(b) Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by Purchaser, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereunder have been duly and validly authorized.

(c) This Agreement has been duly and validly executed and delivered by it and constitutes the valid and binding agreement of it, enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(d) Neither the negotiation, execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations hereunder nor the consummation by Purchaser of the transactions contemplated hereunder has or will constitute a breach or violation under Purchaser’s constituent documents.
(e) There is no authorization, consent or approval of, or filing with, any court or any public body or authority that has not been previously obtained or completed and no consent or approval of any third party or parties is necessary and has not been obtained by Purchaser for the consummation by it of the transactions contemplated by this Agreement.
(f) There are no actions or proceedings against, or investigations of, Purchaser pending, or, to the knowledge of the Purchaser, threatened, before any court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the purchase of the Assets or the consummation of the transactions contemplated by this Agreement by Purchaser.
(g) Purchaser is a sophisticated investor with such knowledge, experience and resources in financial and relevant business matters so as to be capable of evaluating the merits and risks of acquiring and owning non-performing or distressed real estate and loans, and purchasing the Assets. Purchaser is financially able to hold the Assets for long-term investment, for an indefinite period of time, and recognizes that there are substantial risks involved in the purchase of the Assets. Purchaser is able to bear the economic risk of an investment in the Assets and is able to afford a complete loss of such investment.
(h) Purchaser has independently made its own evaluation and analysis of the Properties, the Loans, the Property Documents and the Loan Documents, and the other information and materials made available by Sellers with respect to the Assets for the purpose of acquiring the Assets and has reviewed such Property Documents, Loan Documents and other information and materials as it considers appropriate to make its necessary evaluations. Purchaser has conducted such due diligence review and analysis of the Properties, the Loans, the Property Documents, the Loan Documents, the Borrowers and the related Collateral Property, together with such records as are generally available to the public from local, county, state and federal authorities as Purchaser deemed necessary, proper or appropriate, in order to make a complete and informed decision with respect to the purchase of the Assets. Purchaser acknowledges and agrees that Purchaser was given the opportunity to review and has reviewed the Property Documents and the Loan Documents, including all related due diligence materials, documentation and collateral related thereto, to Purchaser’s satisfaction, and, except for the representations and warranties of Sellers expressly set forth in this Agreement and the other Seller Deliveries, Purchaser is relying solely on Purchaser’s own investigation and not on any information provided or to be provided by Sellers. Purchaser acknowledges that the transfer of the Properties, the Loans and the related Loan Documents by Sellers pursuant to this Agreement shall be irrevocable and without any recourse to Sellers, except as otherwise expressly provided in this Agreement and the other Seller Deliveries. In entering into this Agreement, Purchaser has not relied upon any oral or written information provided by Sellers or their respective personnel or agents and has consulted to the extent deemed suitable by it with its own advisors as to the financial, tax, legal, accounting, regulatory and related matters concerning the purchase of the Assets. Purchaser acknowledges that no employee, representative or agent of any Seller has been authorized to make, and that Purchaser has not relied upon, any statements or representations or warranties other than those specifically contained in this Agreement.
(i) Purchaser has available to it financial resources sufficient to pay the Purchase Price in cash on the Closing Date, has sufficient assets to pay its liabilities as they come due, and no bankruptcy, insolvency, reorganization, liquidation, conservatorship, receivership or dissolution proceedings exist or are threatened with respect to Purchaser.
(j) Purchaser represents and warrants that neither Purchaser nor any of its affiliates has dealt or negotiated with, or engaged on its own behalf or for its benefit, any person as an agent, broker, dealer or otherwise who is entitled to a commission or fee in connection with Purchaser’s purchase of the Assets.
(k) Neither Purchaser nor any of its principals, affiliates or representatives has engaged in any dealings or transactions, directly or indirectly, in contravention of any Anti-Terrorism Laws. Neither Purchaser nor any of its principals, affiliates or representatives has, is or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or is a person described in section 1 of the Anti-Terrorism Order, and to the best of Purchaser’s knowledge, neither Purchaser nor any of its principals, affiliates or representatives has engaged in any dealings or transactions, or otherwise been associated with any such person.
5.2 Purchaser acknowledges that the Assets are being purchased in an “AS IS” condition on a “WHERE IS” basis and “WITH ALL FAULTS” as of the Closing Date, and subject to any title defects, liens, security interests and other matters affecting title to any of the Properties or any, and subject to the terms of this Agreement and the other Seller Deliveries. Purchaser acknowledges that some or all of the Assets are or may not be currently performing, and that the underlying obligors of the Loans and Tenants of the Properties may or may not be performing their financial or other obligations with respect to the Assets. Purchaser also acknowledges that Loan Seller has commenced foreclosure or other enforcement proceedings in respect of some of the Loans pursuant to the Foreclosure Actions, and that the Properties were acquired by Property Seller through foreclosure or deed-in-lieu of foreclosure proceedings.

6. Transfer of Assets; Covenants of Seller.
6.1 Transfer and Assignment Documents. Except as set forth in the last sentence of this Section 6.1, Purchaser shall bear full responsibility for and shall pay all costs associated with transferring title to the Properties in connection with this transaction. Purchaser shall be responsible for determining which recorded Loan Documents require an instrument of assignment, verifying that such assignments are in proper form and have been appropriately recorded, as necessary, after the Closing Date, and for the payment of recording costs in connection with the assignment of the Loans and conveyance of the Properties. Loan Seller shall have no obligation to provide any indemnities for lost or missing promissory notes or other documents. Purchaser shall be responsible for the payment and preparation of all transfer tax forms and recordation costs in connection with such assignments and conveyances. Sellers shall be responsible for the payment of all applicable conveyance/transfer taxes as required by applicable law and the cost to release or to otherwise obtaining title insurance coverage acceptable to Purchaser with respect to, any Unpermitted Exceptions, including the cost of recording any such releases of such Unpermitted Exceptions.
6.2 Title Insurance Policies. Purchaser shall bear full responsibility for and shall pay all title insurance premiums associated with transferring and obtaining any Existing Loan Policy Endorsement and/or New Title Policies for the Properties at Closing. Purchaser acknowledges that Purchaser has had, and prior to the Closing Date will have, the opportunity to obtain, at its expense and as part of its due diligence, title insurance reports, commitments, updates, endorsements and/or policies for the Properties and Loans, if available, including, without limitation, the Title Updates and the Title Commitments, and that Purchaser will have received and examined such Property Documents as it has deemed necessary to evaluate the nature of its investment and is fully satisfied with such Property Documents, subject to the terms of this Agreement and the other Seller Deliveries.
6.3 Risk of Loss. From and after the execution of this Agreement, all risk of loss in connection with any casualty or condemnation involving any Property or Collateral Property shall be borne by Purchaser, and no such loss in connection with any Assets will give Purchaser the right to terminate this Agreement or otherwise to seek full or partial relief from Purchaser’s obligations under this Agreement to purchase the Assets, without reduction or abatement in the Purchase Price; provided, however, that any casualty insurance or condemnation proceeds payable to Seller shall be assigned by Seller to Purchaser and credited or forwarded (if received by Seller after the Closing Date) to Purchaser promptly upon receipt thereof by Seller. In the event that there is a loss of any Collateral Property or Property that is not insured, Purchaser shall have the right to reject the applicable Loan or such Property from the Assets purchased and this Agreement shall terminate as to such rejected Asset, this Agreement shall continue in full force and effect in accordance with its terms with respect to the Assets other than such rejected Asset (and Purchaser and Sellers shall amend or otherwise modify the Exhibits to this Agreement to reflect the removal of such rejected Assets from this Agreement, and the Purchase Price shall be adjusted accordingly), and no party hereto shall have any rights or obligations hereunder with respect to the rejected Assets except for the Surviving Obligations. At Closing, with respect to any Property that has suffered a loss or casualty and that is not a rejected Asset pursuant to this Section 6.3, Purchaser shall receive a credit of eighty percent (80%) of any applicable insurance deductible with respect to such Property.
6.4 Covenants of Sellers.
(a) Loan Seller covenants that, between the date hereof and the Closing Date, Loan Seller shall:
(i) comply with all material requirements of applicable law applicable to each Loan;
(ii) service (or cause to be serviced) each Loan substantially in the same manner as same has been serviced prior to the date hereof;
(iii) not settle or compromise, or forbear to exercise, any rights or remedies of Loan Seller with respect to any Loan or enter into any agreement in furtherance of the foregoing, except pursuant to the terms of any existing forbearance agreement, loan modification agreement or other agreement in connection with any Loan;
(iv) not offer for sale any Loan (other than pursuant to this Agreement);
(v) not take any action which would encumber or adversely affect the Loan Seller’s title to any Loan;
(vi) not take any action or consent or approve of any action by Borrower that could result in a lien or encumbrance that would be senior in lien and priority to the Security Instruments securing any Loan;
(vii) not modify, cancel, terminate, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Loan Documents, or grant any consent to any matter requiring the consent of Loan Seller under any Loan Document, without the prior written consent of Purchaser; and
(viii) discontinue any Foreclosure Action or instruct Foreclosure Counsel to materially alter or change any strategy regarding the Foreclosure Actions, without the prior written consent of Purchaser.

(b) Property Seller covenants that, between the date hereof and the Closing Date, Property Seller shall:
(i) comply with all material requirements of applicable law applicable to each Property;
(ii) operate each Property substantially in the same manner as same has been operated prior to the date hereof;
(iii) maintain each Property in good order and repair so that same shall be in the same condition on the Closing Date as it is in on the date hereof, reasonable wear and tear excepted;
(iv) keep each Property insured in accordance with Seller’s existing insurance program;
(v) not offer for sale any Property (other than pursuant to this Agreement);
(vi) not commit, agree to, or acquiesce in, any act which could, in any way, affect or impair the current permitted use of any Property;
(vii) not take any action which would encumber or affect the marketability of title to any Property;
(viii) not remove any personal property or fixtures located on any Property unless replaced by personal property or fixtures (which are free and clear of all liens and encumbrances) of equal or greater utility and value;
(ix) not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against any Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed;
(x) not voluntarily grant, create or assume any mortgage, lien, encumbrance, easement, covenant, condition, right-of-way or restriction upon any Property, or voluntarily take any action adversely affecting the title to any Property as it exists on the date hereof;

(xi) perform all of Property Seller’s material obligations as landlord under the Leases and enforce all of the material obligations of the Tenants under the Leases;
(xii) not modify, cancel, terminate, extend, renew or otherwise change in any manner any of the terms, covenants or conditions of any of the Leases (other than to enforce Property Seller’s rights as lessor under a Lease), or grant any consent to any matter requiring the consent of Property Seller under any Lease (including, without limitation, assignments and sublettings thereunder), without the prior written consent of Purchaser; and
(xiii) terminate (or cause to be terminated) all management agreements and service contracts with respect to the Properties by the Closing Date (other than such management agreements and service contracts that Purchaser has elected to assume by written notice to Sellers on or prior to the expiration of the Due Diligence Period).
(c) Sellers shall promptly deliver to Purchaser copies of any real estate tax bills received by any Seller after the date hereof, even if received after the Closing Date.
(d) Loan Seller hereby agrees to cooperate in good faith with Purchaser, at Purchaser’s sole cost and expense, to enforce any and all rights and remedies in connection with the Loans pursuant to the Foreclosure Actions, including, without limitation, directing Foreclosure Counsel to file actions at court in continuation of any foreclosure proceeding instituted by Loan Seller prior to the Closing Date, for the period commencing on the Closing Date and continuing with respect to each Loan until the earlier of the date on which (i) fee ownership of the applicable Collateral Property is duly conveyed to Purchaser (or its designee) by a deed-in-lieu of foreclosure or other form conveyance as Purchaser may elect in its sole discretion, (ii) such Collateral Property is sold in a foreclosure sale, or (iii) Purchaser notifies Loan Seller that Purchaser has been substituted as a plaintiff in the applicable Foreclosure Action and no further action is required by Loan Seller under applicable civil procedure laws for Purchaser to continue (or dismiss) such Foreclosure Action. In furtherance of the foregoing, as soon as practicable following the Closing Date, Purchaser shall cause itself to be substituted as Purchaser as a plaintiff in the Foreclosure Action, and, upon request of Purchaser, Loan Seller shall (w) further cooperate with Purchaser to substitute Purchaser as a plaintiff in the Foreclosure Action, (x) authorize and instruct Foreclosure Counsel to cooperate with Purchaser prior to the Closing Date with respect to any requests for information in connection with the Foreclosure Actions (y) permit Purchaser after the Closing Date to retain Foreclosure Counsel in connection with the Foreclosure Actions and waive any conflict of interest arising out of such representation, and (z) turn over (and direct Foreclosure Counsel to turn over) all files regarding the Foreclosure Actions to Purchaser and/or its counsel. Notwithstanding the foregoing, Loan Seller acknowledges and agrees that Purchaser is not obligated to pursue or continue the Foreclosure Actions. The obligations of Purchaser and Loan Seller under this Section 6.4(d) shall survive the Closing Date.

(e) Without limitation any other obligations of Sellers under this Agreement, as soon as practicable following the execution of this Agreement by Sellers and Purchaser, Sellers shall submit this Agreement together with all required supporting materials to the United States Office of the Comptroller of the Currency in order to obtain a notice of “non-objection” with respect to the transactions contemplated hereby (the “OCC Clearance”) and shall thereafter diligently endeavor, at its sole cost and expense, to obtain the OCC Clearance as soon as is practicable.
7. Conditions Precedent to Closing.
7.1 Conditions Precedent to Closing by Seller. As a condition to Seller’s obligations to sell the Assets to Purchaser on the Closing Date:
(a) Purchaser shall pay the balance of the Purchase Price (after application of the Deposit), subject to proration and adjustment pursuant to this Agreement to Seller by wire transfer of immediately available funds to an account specified by Seller.
(b) Purchaser shall execute and deliver an Assignment and Assumption Agreement in the form attached hereto as Exhibit C-1 and an Assignment and Assumption of Leases in the form attached hereto as Exhibit D-2.
(c) Seller shall have obtained all consents, authorizations, licenses, permits and approvals required for the consummation of the transactions contemplated by this Agreement, including without limitation, the OCC Clearance.
(d) The representations and warranties of Purchaser set forth herein shall be materially true and correct as of the Closing Date.
(e) Purchaser, at Purchaser’s sole cost and expense, shall have received (subject to the Closing) the Existing Title Policy Endorsements (to the extent required by Purchaser and ordered by Purchaser prior to or within five (5) days after the date hereof) and the New Title Policies in accordance with this Agreement (to the extent ordered by Purchaser on or prior to the date hereof).
Failure of Purchaser to deliver or perform any such items within five (5) days after written notice of such failure, shall constitute a breach hereof and enable Sellers, as Sellers’ sole and exclusive remedy, to terminate this Agreement, retain the Deposit as its liquidated damages for such breach, whereupon this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination. THE PARTIES AGREE THAT SELLERS’ DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT HEREUNDER WOULD BE DIFFICULT AND IMPRACTICAL TO CALCULATE AND THAT SUCH RETENTION OF THE DEPOSIT (A) HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES REASONABLE ESTIMATE OF SELLERS’ DAMAGES, (B) REPRESENTS A FAIR AND ADEQUATE MEASURE OF DAMAGES, AND (C) REPRESENTS SELLERS’ EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER.

7.2 Conditions Precedent to Closing by Purchaser. As a condition to Purchaser’s obligations to purchase the Assets on the Closing Date:
(a) Sellers shall execute and deliver each of the documents described in Section 8 hereof and deliver the other items set forth in Section 8 hereof.
(b) Seller shall have performed Seller’s obligations with respect to title matters as set forth in Section 3.3.
(c) Sellers shall not have breached Sellers’ covenants set forth in this Agreement, including, without limitation, pursuant to Section 6.4 hereof.
(d) The representations and warranties of Sellers set forth herein and in the other Seller Documents shall be materially true and correct as of the Closing Date.
Failure of any Seller to deliver or perform any such items within five (5) days after written notice of such failure shall constitute a breach hereof and enable Purchaser, at Purchaser’s option, to (A) waive such breach and proceed to Closing without reduction of the Purchase Price, (B) either (x) terminate this Agreement by notice given to Sellers, whereupon the entire Deposit shall be refunded to Purchaser and upon such refund, no party hereto shall have any rights or obligations hereunder except for the Surviving Obligations, which shall survive such termination or (y) terminate this Agreement as to the Asset to which such breach relates in which case, this Agreement shall continue in full force and effect in accordance with its terms with respect to the Assets other than such terminated Asset (and Purchaser and Sellers shall amend or otherwise modify the Exhibits to this Agreement to reflect the removal of the terminated Asset from this Agreement, and the Purchase Price shall be adjusted accordingly), and no party hereto shall have any rights or obligations hereunder with respect to the terminated Assets except for the Surviving Obligations; or (C) if such Seller fails to remedy such default, bring an action against such Seller to seek specific performance of such Seller’s obligations hereunder together with the cost and expense, including legal fees and court costs, in bringing said specific performance action and/or enforce its rights and remedies at law for monetary damages.

To the extent that Sellers are unable to convey any or all of the Assets to Purchaser pursuant to this Agreement on account of the failure of the condition described in Section 7.1(c) hereof, Sellers shall reimburse Purchaser, upon written request of Purchaser, for all of Purchaser’s fees, costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with the transactions contemplated by this Agreement, which reimbursement obligation shall survive such termination.
8. Delivery of Assets; Closing; Execution of Documents of Transfer.
(a) On the Closing Date, following satisfaction of the conditions set forth in Section 7 hereof, Seller shall execute and deliver to Purchaser, and Purchaser shall collect from Seller at its own expense, the deeds, assignment documents, Loan Documents and other materials more fully described on Exhibit B (such documents, the “Seller Deliveries”). Upon collection of the Seller Deliveries, Purchaser shall execute and deliver to Seller an acknowledgement of receipt of such Seller Deliveries substantially in the form set forth in Exhibit C-6. Purchaser shall pay for any and all costs related to its collection of the Seller Deliveries from Seller’s office, including without limitation, any shipping or delivery expenses. Except as set forth in this Section 8(a), Seller shall not be obligated to deliver any other documentation in connection with the sale of the Loans contemplated by this Agreement.
(b) Purchaser shall be responsible for the following: (i) having itself substituted as additional insured or mortgagee on, or obtaining any additional or substitute coverage for any risk or property insurance policy related to the Loans in which Seller currently is listed as an additional insured or mortgagee, and having itself substituted on any letter of credit related to any Loan with respect to which Seller is currently listed as lender on such letter of credit, provided that Seller agrees to reasonably cooperate with Purchaser to effect such substitution, and (ii) Purchaser is responsible for obtaining any other governmental approvals or consents and providing any notices to any governmental authorities.
(c) Prior to, on, or promptly following the Closing Date Seller shall, or shall have any agent on its behalf, prepare, execute and send for delivery, with respect to each of the Loans, a letter which notifies each of the respective Borrowers of the sale of the Loans to Purchaser.
9. Escrows and Deposits; Loan Assumption. Sellers or their respective servicers hold tenant security deposits with respect to the Properties (“Security Deposits”), and cash escrows, reserves, accounts, letters of credit and/or other collateral for the payment of real estate taxes and insurance premiums, repairs, capital replacements, and other expenses related to the Loans and the Collateral Properties (the “Escrows”). On the Closing Date and following satisfaction of the conditions set forth in Section 7 hereof, Sellers shall cause all of Sellers’ right, title and interest in and to such Security Deposits and Escrows to be transferred to an account designated in writing by Purchaser, together with a reasonably detailed accounting thereof. Upon Closing, Sellers shall be released from all responsibilities and obligations with respect to the Loans and the Loan Documents and Purchaser hereby expressly assumes such responsibilities and obligations. Any funds held in accounts with Loan Seller for which Loan Seller has the right to apply such funds against the Loans which have been received from or on behalf of Borrowers under such Loans but not applied by Loan Seller (“Unapplied Loan Funds”) shall be applied by the Loan Seller in the manner required by the applicable Loan Documents prior to the Closing Date, and if the applicable Loan Documents give Loan Seller unrestricted discretion in the application of such Unapplied Loan Funds, such Unapplied Loan Funds shall be applied first to the payment of unpaid taxes, second to the payment of unpaid insurance premiums on the Collateral Properties, and then to the unpaid principal balance of the applicable Loan. The unpaid principal balances of the Loans set forth on Exhibit A-1 and the Purchase Price reflect the foregoing application of Unapplied Loan Funds. If any Unapplied Loan Funds are not applied as of the Closing Date, such Unapplied Loan Funds shall be assigned and transferred to Purchaser, together with the assignment of the Loan(s).
10. Non-Public Information. Purchaser acknowledges that (i) notwithstanding any provision to the contrary contained in this Agreement, certain non-public documents and information may exist and may not have been provided to Purchaser or otherwise known to Purchaser, including without limitation, Property Documents, certain documents which pertain to certain internal correspondence, electronic mail, internal analysis, internal memoranda, general regulatory reports required to be filed by Sellers and internal assessments of valuation, and that Sellers are not obligated to provide or disclose to Purchaser such documents and information and that Sellers make no representations or warranties that these documents and information do not include significant and material information which, if made known to Purchaser, could have a material, significant, direct or indirect impact upon perceived, apparent or actual value of the Assets and (ii) Purchaser hereby waives any and all claims and causes of action now or hereafter arising against Sellers based upon or relating to the foregoing and further covenants not to sue Sellers or any of its affiliates for any loss, damage or liability arising from or relating to the foregoing.
11. Payment of Expenses. Subject to the express provisions of this Agreement, each party shall pay its respective fees, costs, expenses and disbursements relating to the transactions contemplated hereby.
12. Servicing. From and after the Closing Date, Purchaser will service or arrange for servicing of the Loans for the benefit of Purchaser and Loan Seller shall have no obligation to service or arrange for servicing of the Loans pursuant to this Agreement. Notwithstanding the foregoing, Sellers acknowledge that, if requested by Purchaser, in its sole and absolute discretion, and agreed to by Loan Seller, in its sole and absolute discretion, Loan Seller and Purchaser may enter into a separate agreement with respect to the billing and payment processing for certain Loans constituting residential loans for a period not to exceed twelve (12) months, and the terms of such separate agreement shall govern such servicing relationship between Purchaser and Loan Seller with respect to the matters set forth therein.

13. Property and Liability Insurance; Property and Environmental Reports.
13.1 Purchaser acknowledges that it has received and reviewed certain property and liability insurance coverages as evidenced by copies of ACORD certificates provided by Sellers or obtained by Purchaser with respect to the Properties and Collateral Properties, that Purchaser made its own independent analysis with respect to the existence and acceptability of such insurance and that Purchaser is responsible for any and all costs associated with such review, whether or not incurred directly by Purchaser or by any other party on Purchaser’s behalf, except as may otherwise be expressly set forth in this Agreement. Sellers have provided to Purchaser true, correct and complete copies of each property and liability insurance ACORD certificate in Sellers’ possession for the Assets and makes no representation or warranty regarding the existence or sufficiency of any such insurance coverage.
13.2 Purchaser acknowledges that it has reviewed certain environmental assessment reports provided by Sellers or obtained by Purchaser with respect to the Properties and Collateral Properties, that Purchaser has made its own independent analysis with respect to the acceptability of such reports and that Purchaser is responsible for any and all costs associated with such review, whether or not incurred directly by Purchaser or by any other party on Purchaser’s behalf. Sellers make no representation or warranty regarding the content of any such environmental assessment reports. Sellers agree to cooperate with Purchaser and shall use commercially reasonable efforts to obtain, at Purchaser’s expense, reliance letters reasonably acceptable to Purchaser from any environmental consultants or licensed environmental practitioners that perform any environmental studies on behalf of Sellers for any of the Assets.
13.3 Purchaser acknowledges that it has reviewed certain property condition reports provided by Sellers or obtained by Purchaser with respect to the Properties and Collateral Properties, that Purchaser has made its own independent analysis with respect to the acceptability of such reports and that Purchaser is responsible for any and all costs associated with such review, whether or not incurred directly by Purchaser or by any other party on Purchaser’s behalf. Sellers make no representation or warranty regarding the content of any such property condition reports.
13.4 With respect to Properties located in the State of Connecticut, to the extent that Sellers have not furnished Purchaser with the Property Disclosure Form, if required by Section 20-327b of the Connecticut General Statutes upon or prior to the Purchaser’s execution of this Agreement, the Purchaser acknowledges and agrees that the Purchaser has received, and the Purchase Price includes, a credit of $300 per property or such other amount required by applicable law, against the Purchase Price.
13.5 With respect to Properties located in the State of New York, Purchaser acknowledges that, as provided in Section 463 of the New York Real Property Law, Property Seller is exempted from the requirements of Section 463 of the New York Real Property Law to deliver a property condition disclosure statement in connection with the sale of any residential Property located in the State of New York.

14. Certain Post Closing Matters.
14.1 For a period of one (1) year after the Closing Date, Purchaser shall allow Loan Seller and its duly authorized agents and representatives during normal business hours to have reasonable access to and, at Loan Seller’s sole cost and expense, to use, inspect and copy the Seller Deliveries and any documentation related to the Loans (which files or documentation may be maintained on microfiche or electronic image systems), including, but not limited to, the Property Documents, any original Notes and other original Loan Documents. If Purchaser transfers possession of any of the Seller Deliveries, Purchaser agrees to impose these same requirements on the retention and access to the Seller Deliveries and documents on any transferee; provided, however, Purchaser shall have no liability for any non-compliance thereof by such transferee.
14.2 Purchaser agrees to assume, as of the Closing Date, all obligations with respect to federal and state income tax informational reporting related to the Loans, including obligations with respect to Forms 1099 and 1098 and back-up withholding. Purchaser further agrees to cooperate with Loan Seller to the extent necessary to allow Loan Seller, at Loan Seller’s sole cost and expense, to fulfill its obligations with respect to such informational reporting for the Loans for the period prior to the Closing Date.
14.3 Purchaser agrees not to violate any law relating to unfair collection practices in connection with any of the Loans. Purchaser further agrees to indemnify Loan Seller and hold Loan Seller harmless from and against any and all claims, demands, losses, damages, penalties, fines, forfeitures, judgments, reasonable legal fees and other reasonable costs, fees and expenses at any time incurred by Loan Seller as a result of (i) Purchaser’s breach of the aforesaid agreement or (ii) any acts or omissions of Purchaser resulting in any claim, demand or assertion that Loan Seller, subsequent to the Closing Date, was in any way involved in or had in any way authorized any unlawful collection practices in connection with any of the Loans. Each party agrees to notify the other within ten (10) days of receiving notice or knowledge of any such claim, demand or assertion. The foregoing indemnification obligation of Purchaser shall not, with respect to any Loan, apply to periods after Purchaser sells or transfers such Loan to a third party buyer or transferee.
15. Further Assurances. The parties agree to execute and deliver such instruments and take such further actions as the other party may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement. Without limiting the generality of the foregoing, Sellers agree that following the Closing Date, Sellers shall execute any notice or instrument of transfer, assignment or conveyance reasonably requested by Purchaser (which request is accompanied by the form of instrument sufficient to satisfy Purchaser’s request) to more fully confirm or effect the transfer of the Assets within five (5) days of such request.

16. Notices. Any notice required or permitted by or in connection with this Agreement, without implying the obligation to provide any such notice, shall be in writing at the appropriate addresses set forth below or to such other addresses as may be hereafter specified by written notice by Sellers or Purchaser. Any such notice shall be deemed to be effective one (1) day after dispatch if sent by overnight delivery, express mail or Federal Express or three (3) days after mailing if sent by first class mail with postage prepaid. All notices shall be considered to be effective upon receipt if accomplished by hand delivery or by facsimile (with answer back confirmation).
Notice to Purchaser shall be sufficient if given to:
Summit Development, LLC
96 Old Post Road
Southport, Connecticut 06890
Attention: Felix Charney
Facsimile: 203-354-1501
and
c/o Elliott Associates, L.P.
712 Fifth Avenue
New York, New York 10019
Attention: Tim Mackey
Facsimile: 212-478-2821
With copy (which shall not constitute notice) to:
Shipman & Goodwin, LLP
300 Atlantic Street
Stamford, CT 06901-3522
Attention: Donald R. Gustafson, Esq.
Facsimile: 203-324-8199
and
Kleinberg Kaplan Wolff & Cohen, P.C.
551 Fifth Avenue
New York, New York 10176
Attention: Euchung Ung, Esq.
Facsimile: 212-986-8866
Notice to Seller shall be sufficient if given to:
Patriot National Bank
1177 Summer Street
Stamford, Connecticut 06905
Attention: Christopher D. Maher, President & CEO
Facsimile: 203-252-5934

With copies (which shall not constitute notice) to:
Robinson & Cole LLP
1055 Washington Boulevard
Stamford, Connecticut 06901-2249
Attn: Eric J. Dale, Esq.
Facsimile: 203-462-7599
17. Choice of Law. The laws of the State of Connecticut shall govern the rights and obligations of the parties to this Agreement, the interpretation and construction and enforceability thereof, and any and all issues relating to the transactions contemplated herein; provided, however, matters relating to the form, validity and recordation of any documents or instruments delivered in connection with this Agreement for the conveyance, assignment and/or other transfer of Properties located in New York or Loans secured by Collateral Properties located in the State of New York shall be governed by the laws of the State of New York.
18. Broker Fees. Each of Seller and Purchaser hereby indemnifies each other and agrees to hold the other harmless from and against any and all loss, liability, cost or expense (including without limitation, court costs and reasonable attorneys’ fees and expenses) that either Seller or Purchaser may suffer or sustain should the representations and warranties of Seller in Sections 4.1(f) or 4.2(f), hereof or of Purchaser in Section 5(k) hereof prove inaccurate. The foregoing indemnity shall survive the closing of this transaction and/or any termination of this Agreement.
19. Assignment. This Agreement may not be assigned by Purchaser without the written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion and any such assignment by Purchaser without Seller’s consent shall be null and void and of no effect.
20. Final Agreement. This Agreement (including the exhibits hereto) constitutes the final and entire agreement and understanding of the parties with respect to the purchase and sale of the Assets, and any terms and conditions not set forth in this Agreement are not a part of this Agreement and the understanding of the parties hereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. No variation, modification, or changes hereof shall be binding on either party hereto unless set forth in a document executed by both parties.
21. Severability. If any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby to the extent that the intent of the parties hereto can be carried out absent such provision.

22. Confidentiality. Neither Purchaser nor any Seller shall divulge to any party, without the prior written consent of the other party hereto, the Purchase Price or any material term of this Agreement, except to the extent that it is appropriate to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or otherwise as required by court order, or in connection with any litigation between the parties arising out of this Agreement and the transactions hereunder. Without limiting the foregoing, (a) each of the Sellers and Purchaser agrees that upon the execution of this Agreement, Seller and Purchaser shall keep the terms of this Agreement and all material terms confidential from all third parties except for each party’s respective officers, employees, attorneys, accountants, consultants, board members required to approve the transactions set forth in this Agreement, investors, potential lenders to Purchaser, and except as may be required by applicable laws, and (b) neither Purchaser nor Sellers will make, or permit anyone to make on their behalf, any public statement or public comment with respect to this Agreement, the transactions contemplated hereby, that is intended for public distribution or made to any newspaper, trade publication, or other print or other media, without the approval by the other party as to such disclosure and the information to be disclosed, which approval shall not be unreasonably withheld or delayed.
23. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an enforceable document, but all of which together shall constitute one and the same document.
24. Trial by Jury. EACH PARTY, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN FAIRFIELD COUNTY, CONNECTICUT, AND EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY ACTION, SUIT OR PROCEEDING.
25. Time of the Essence. Time is of the essence in the execution and performance of this Agreement.
26. Rule of Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
27. No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to define the arrangement between Purchaser and Sellers as a partnership, association, joint venture or other entity. Sellers shall have no obligation whatsoever to offer to Purchaser the opportunity to purchase notes relating to any future loans originated or acquired by Sellers or any of its affiliates pursuant to this Agreement. Purchaser shall have no obligation whatsoever to purchase or acquire from Sellers any notes or participation interests in any future loans originated or acquired by Sellers or any of its affiliates pursuant to this Agreement.

28. True Sale. It is the express intent of the parties hereto that the conveyance of the Assets to Purchaser by Sellers as provided in this Agreement be, and be construed as, an absolute sale of Assets Seller’s right, title and interest in and to the Assets. It is, further, not the intention of the parties that such conveyance be deemed the grant of a security interest in the Assets by Sellers to Purchaser to secure a debt or other obligation of Sellers. The parties hereto acknowledge and agree that the Loans represents a single “claim” under Section 101 of the Bankruptcy Code, and that from and after the Closing Date Loan Seller would not be a separate creditor of Borrowers under the Bankruptcy Code. The parties shall execute such confirmations and clarifications as shall be reasonably required in order to establish the transactions contemplated by this Agreement as a “true sale.”
29. Exercise of Remedies. Notwithstanding anything to the contrary contained herein, in no event shall Purchaser or any Seller (or any servicer acting on either party’s behalf) be permitted to take any action or refrain from taking any action which would violate the laws of any applicable jurisdiction or breach this Agreement or the Loan Documents.
30. Modifications. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. The party seeking modification of this Agreement shall be solely responsible for any and all expenses that may arise in order to modify this Agreement.
31. Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated by reference herein as if more fully set forth in the text hereof. The terms of this Agreement are modified and supplemented as set forth in such Schedules and Exhibits. To the extent of any conflict or inconsistency between the terms of such Schedules and the text of this Agreement, the terms of such Schedules and Exhibits shall govern and control.
[Signatures begin on following page]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLERS: PATRIOT NATIONAL BANK
By:
Christopher D. Maher
President & Chief Executive Officer

PINPAT ACQUISITION CORPORATION
By:
Christopher D. Maher
President

PURCHASER: ES VENTURES ONE LLC
By:	Ealing Manager Corp., sole manager

By:
Name:
Title:

S-1

EXHIBIT A-1
SCHEDULE OF ASSETS

EXHIBIT A-2
OUTSTANDING AND UNPAID INTEREST, FEES AND OTHER CHARGES

EXHIBIT A-3
FORECLOSURE ACTIONS

EXHIBIT A-4
CONTINGENT ASSETS /OUTSTANDING DUE DILIGENCE MATERIALS

EXHIBIT A-5
SCHEDULED UNPERMITTED EXCEPTIONS

EXHIBIT B
SELLER DELIVERIES
For each of the Loans:
1.	An Assignment and Assumption Agreement in the form attached hereto as Exhibit C-1 executed by Seller.
2.
Each original Note (or, if the original Note is lost, a lost note affidavit (without indemnity)), inclusive of all original notes consolidated or restated therein, if any, together with an allonge thereto in substantially the form attached hereto as Exhibit C-2, as requested by and prepared by Purchaser and executed by Seller.

3.
With respect to each of the applicable Loans and according to the form attached hereto as Exhibit C-3, assignments of single Security Instruments prepared by Purchaser and executed by Seller, for recordation by Purchaser in the office for recording of deeds in the city and county where the relevant Collateral Property is located.

4.
With respect to each of the applicable Loans and according to the form attached hereto as Exhibit C-4, assignments of the consolidated Security Instruments prepared by Purchaser and executed by Seller, for recordation by Purchaser in the office for recording of deeds in the city and county where the relevant Collateral Property is located.

5.	With respect to each of the Loans and according to the form attached hereto as Exhibit C-5, omnibus assignments of the Loan Documents prepared by Purchaser and executed by Seller.
6.	Seller shall approve UCC-3 Financing Statements (or similar instruments) assigning the UCC-1 Financing Statements related to the Loans to Purchaser as secured party, prepared by Purchaser.
7.	A reasonably detailed accounting of the Security Deposits and Escrows (as defined in Section 9 hereof) as of the Closing Date, on a Loan-by-Loan basis.
8.
An assignment of collateral lease assignment for each of the assignments of leases and rents (or similar instruments), if any, for recordation by Purchaser in the office for recording of deeds in the city and county where the relevant Collateral Property is located.

9.
A bill of sale, without recourse or representation, in form sufficient to transfer to Purchaser all right, title and interest of Seller to title to Seller’s tangible personal property used with respect to the Property.

10.
To the extent in Seller’s possession, originals or, if unavailable, copies of the mortgages, assignment of leases and/or rents, pledge or security agreement, UCC financing statement, guaranty, or other instrument or document securing payment or performance of the Loan, including any supplements, amendments, consolidations or modifications thereto or renewals or extensions thereof, and any title insurance policies or surveys relating to the Loan.

11.
With respect to any Loan for which foreclosure or other proceedings are pending, Seller shall execute such motions for filing or notices to the clerk of the relevant courts (if any), the foreclosure trustees (if any), the receivers for the Collateral Properties (if any), bankruptcy trustees for the Borrower (if any), and counsel of record (if any) that (i) the Loans have been transferred to Purchaser; (ii) substitute Purchaser as foreclosing party, and remove Seller, as the party-in-interest in connection with such matters.

12.	To the extent in Seller’s possession, copies of any tenant leases, licenses and service contracts with respect to the related Collateral Property.
13.	Such other documents as shall be reasonably required by Purchaser’s title insurer in order to complete the conveyance, transfer and assignment of the Loan to Purchaser.

14.	A notification letter to the Borrower in form and content acceptable to Seller and Purchaser.
For each of the Properties:
1.
With respect to each Property and according to the form attached hereto as Exhibit D-1, and otherwise in form acceptable to Purchaser’s title insurer, a limited warranty deed prepared by Purchaser and executed by Seller, transferring and conveying to Purchaser all of Seller’s right, title and interest in such Property.

2.	With respect to each Property, an Assignment and Assumption of Leases in the form attached hereto as Exhibit D-2 executed by Seller.
3.
With respect to each Property and according to the form attached hereto as Exhibit D-3, a bill of sale prepared by Purchaser and executed by Seller, evidencing the transfer to Purchaser of all right, title and interest of Seller to the tangible personal property used with respect to the Property.

4.	All keys for the Property, if Seller has keys, it being understood that with respect to leased Property, Seller may not have key access to the Property.
5.	To the extent in Seller’s possession, copies of any tenant leases, licenses and service contracts with respect to the Property.
6.	Such evidence of Seller’s organization, good standing, power and authority to convey the Property as Purchaser’s title insurer reasonably requests.
7.
Seller’s affidavit stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person or disregarded entity within the meaning of Paragraph 1445 of the Internal Revenue Code.

8.	Conveyance tax forms for the State and municipality together with checks for payment of said conveyance tax transfer taxes.
9.	Such other documents as shall be reasonably required by Purchaser’s title insurer in order to complete the conveyance, transfer and assignment of the Property to Purchaser.
10.	Title insurance affidavits customarily required from sellers by Purchaser’s title insurance companies.
11.	Section 1099-S Form.

EXHIBIT C-1
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION
FOR GOOD AND VALUABLE CONSIDERATION, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, as of March  _____, 2011, PATRIOT NATIONAL BANK (“Assignor”), hereby assigns, grants, sells, transfers, delivers, sets-over and conveys to ES VENTURES ONE LLC (“Assignee”), without recourse and without representations, warranties or covenants, express or implied (except as set forth in that certain Purchase and Sale Agreement between Assignor and Assignee dated as of the date hereof (the “Purchase Agreement”)), all right, title and interest of Assignor in, to and under or arising out of certain mortgage loans more fully described on Exhibit A-1 hereto (individually, a “Loan”, and collectively, the “Loans”) to various borrowers (collectively, the “Borrowers”), which Loans are evidenced by promissory notes (individually, a “Note”, and collectively, the “Notes”), and which Loans are secured by certain liens and security interests evidenced by the related security instruments (collectively, the “Security Instruments”; and together with the Notes and any and all other agreements, instruments or documents evidencing, securing or otherwise executed and delivered in connection with the Loans (the “Loan Documents”), TOGETHER WITH all right, title and interest of Assignor, to the extent assignable by the Assignor, in, to and under or arising out of:
(a) the Loan Documents;
(b) all guaranties, insurance policies, indemnifications, releases, affidavits, certificates, title insurance policies, certificates of deposit, letters of credit and other documents executed and/or delivered to Assignor in connection with the Loans;
(c) all assignments and/or pledges, whether direct or collateral, of beneficial or equitable interests, contracts, reserves, holdbacks, escrows, stocks, bonds and securities made to Assignor in connection with the Loans and other such assignments of collateral, whether direct or collateral, made to Assignor in connection with the Loans;
(d) all modifications, amendments, consolidations, renewals, extensions or restatements of any of the foregoing; and
(e) all demands, claims, causes of action and judgments relating to any of the foregoing and all rights accrued or to accrue thereunder.
TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, forever. Assignee hereby accepts the foregoing assignment and assumes all of the rights and obligations of Assignor arising after the date hereof out of the Loans, the Loan Documents and other interests so assigned.

C-1-1

2. Except as otherwise expressly set forth in the Purchase Agreement, Assignee acknowledges that the Loan Documents for the Loans are being transferred to Assignee without recourse, warranty or representation, express or implied, of any kind, including, without limitation, any representations or warranties with respect to collectability or value of collateral, and subject to the foregoing, Assignee accepts the Loan Documents on an “as is”, “where is” basis with all faults and subject to any and all valid claims or defenses of all types which may be asserted against Assignor or Assignee by any party.
3. This Agreement may be signed in any number of counterparts by the parties hereto, all of which taken together shall constitute one and the same instrument.
4. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
5. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CONNECTICUT WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS OF SAID STATE.
[Remainder of Page Intentionally Left Blank]

C-1-2

IN WITNESS WHEREOF, Assignor and Assignee have caused these presents to be duly executed as of the date first above written.

ASSIGNOR: PATRIOT NATIONAL BANK
By:
Christopher D. Maher
President & Chief Executive Officer

ASSIGNEE: ES VENTURES ONE LLC
By:	Ealing Manager Corp., its sole manager

By:
Name:
Title:

C-1-3

STATE OF CONNECTICUT	)
	)	ss. Stamford
COUNTY OF FAIRFIELD	)
On this  _____ day of March, 2011, before me, the undersigned officer, personally appeared Christopher D. Maher, who acknowledged himself to be the President & Chief Executive Officer of Patriot National Bank, a national banking association, and that he, as such President & Chief Executive Officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the national banking association by himself as President & Chief Executive Officer.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Commissioner of the Superior Court
Notary Public / My Commission Expires

State of Connecticut)
	)	ss.:
County of Fairfield	)
On this the  _____  day of March, 2011. before me, the undersigned officer, personally appeared  _____  who acknowledged himself to be the  _____  of  _____, a corporation, and that he, as such  _____, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as  _____.
In Witness Whereof, I hereunto set my hand.

Commissioner of the Superior Court
NOTARY PUBLIC
My Commission Expires:

C-1-4

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION
SCHEDULE OF LOANS

C-1-5

EXHIBIT C-2
FORM OF ALLONGE
Loan No.
ALLONGE
This ALLONGE is affixed to and made a part of that certain promissory note held by PATRIOT NATIONAL BANK and more particularly described as follows:
[Consolidated, Amended and Restated] Promissory Note dated  _____, 20_____  made by [Borrower] in favor of [_____, as endorsed to] Patriot National Bank on  _____, 200_____;
[which consolidates, amends and restates the indebtedness evidenced by the promissory notes listed on the attached Exhibit A-1, as previously endorsed or assigned to Patriot National Bank;]
relating to the premises known as and located at  _____,  _____,  _____.
PAY TO THE ORDER OF ES VENTURES ONE LLC, AS OF MARCH  _____, 2011, WITHOUT REPRESENTATION OR RECOURSE, EXCEPT AS SET FORTH IN THE PURCHASE AND SALE AGREEMENT DATED AS OF FEBRUARY  _____, 2011 BETWEEN PATRIOT NATIONAL BANK AND ES VENTURES ONE LLC.
PATRIOT NATIONAL BANK

By:
Christopher D. Maher
President & Chief Executive Officer
Date: March ___, 2011

C-2-1

EXHIBIT A TO ALLONGE
List of Consolidated Notes

C-2-2

EXHIBIT C-3
FORM OF ASSIGNMENT OF SECURITY INSTRUMENT/MORTGAGE
Loan No.
ASSIGNMENT OF SECURITY INSTRUMENT/MORTGAGE
FOR VALUABLE CONSIDERATION, PATRIOT NATIONAL BANK (the “Assignor”), having its principal office at 1177 Summer Street, Stamford, Connecticut 06905, hereby assigns, grants, sells and transfers to [_____] (the “Assignee”), having its principal office at [_____], and the Assignee’s successors, transferees and assigns forever, all of the right, title and interest of the Assignor in and to the following:
[Open-End Promissory Mortgage, Assignment of Leases and Rents and Security Agreement] dated  _____,  _____, entered into by  _____ (the “Borrower”) for the benefit of  _____  and recorded in the land records of  _____  on  _____,  _____, at  _____, as assigned to the Assignor pursuant to an instrument dated  _____  and recorded in the land records of  _____  on  _____,  _____, at  _____, securing an indebtedness of the Borrower to the Assignor in the principal amount of $_____  (the “Instrument”);
which indebtedness is secured by the property described in Exhibit A-1, attached to this Assignment and incorporated into it by this reference;
Together with the note or other obligation described in the Instrument and all obligations secured by the Instrument now or in the future.
[This Assignment is not subject to the requirements of Section 275 of the Real Property Law because it is an assignment within the secondary mortgage market. — For New York Only]
This Assignment is made, without representation or recourse, except as set forth in the Purchase and Sale Agreement dated as of February  _____, 2011 between the Assignor and the Assignee.
[SIGNATURE PAGE FOLLOWS]

C-3-1

IN WITNESS WHEREOF, the Assignor has executed this Assignment as of the  _____ day of March, 2011.

IN THE PRESENCE OF:	ASSIGNOR:

PATRIOT NATIONAL BANK

By:
Christopher D. Maher
President & Chief Executive Officer

STATE OF CONNECTICUT	)
	)	ss. Stamford
COUNTY OF FAIRFIELD	)
On this  _____  day of March, 2011, before me, the undersigned officer, personally appeared Christopher D. Maher, who acknowledged himself to be the President & Chief Executive Officer of Patriot National Bank, a national banking association, and that he, as such President & Chief Executive Officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the national banking association by himself as President & Chief Executive Officer.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Commissioner of the Superior Court
Notary Public / My Commission Expires:

C-3-2

EXHIBIT A TO ASSIGNMENT OF SECURITY INSTRUMENT
Legal Description

C-3-3

EXHIBIT C-4
FORM OF ASSIGNMENT OF CONSOLIDATED SECURITY INSTRUMENT
Loan No.
ASSIGNMENT OF CONSOLIDATED SECURITY INSTRUMENT
FOR VALUABLE CONSIDERATION, PATRIOT NATIONAL BANK (the “Assignor”), having its principal office at 1177 Summer Street, Stamford, Connecticut 06905, hereby assigns, grants, sells and transfers to [_____] (the “Assignee”), having its principal office at [_____], and the Assignee’s successors, transferees and assigns forever, all of the right, title and interest of the Assignor in and to the following documents:
a. Consolidation, Extension and Modification Agreement (the “Consolidation Agreement”), dated as of  _____, entered into by  _____  (the “Borrower”) and  _____  to consolidate (1) the indebtedness of Borrower to Assignor in the principal amount of $_____, which indebtedness is secured by the property described in Exhibit A-1, attached to this Assignment and incorporated into it by this reference; and (2) the security for such indebtedness, as evidenced by the Mortgages listed on Exhibit B to this Assignment, which Consolidation Agreement was recorded in the land records of  _____, State of  _____  on  _____, at  _____; and
b. Each Mortgage listed on the attached Exhibit B;
Which Consolidation Agreement and Mortgages listed on the attached Exhibit B were assigned to the Assignor by instrument dated  _____  and recorded in the land records of  _____, State of  _____ on  _____, at  _____;
Together with the notes or other obligation described in the Consolidation Agreement and all obligations secured by the Mortgages listed on the attached Exhibit B now or in the future.
This Assignment is not subject to the requirements of Section 275 of the Real Property Law because it is an assignment within the secondary mortgage market.
This Assignment is made, without representation or recourse, except as set forth in the Purchase and Sale Agreement dated as of February  _____, 2011 between the Assignor and the Assignee.
[SIGNATURE PAGE FOLLOWS]

C-4-1

IN WITNESS WHEREOF, the Assignor has executed this Assignment as of the  _____ day of March, 2011.

IN THE PRESENCE OF:	ASSIGNOR:

PATRIOT NATIONAL BANK

By:
Christopher D. Maher
President & Chief Executive Officer

STATE OF CONNECTICUT	)
	)	ss. Stamford
COUNTY OF FAIRFIELD	)
On this  _____  day of March, 2011, before me, the undersigned officer, personally appeared Christopher D. Maher, who acknowledged himself to be the President & Chief Executive Officer of Patriot National Bank, a national banking association, and that he, as such President & Chief Executive Officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the national banking association by himself as President & Chief Executive Officer.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Commissioner of the Superior Court
Notary Public / My Commission Expires:

C-4-2

EXHIBIT A TO ASSIGNMENT OF CONSOLIDATED SECURITY INSTRUMENT
Legal Description

C-4-3

EXHIBIT B TO ASSIGNMENT OF CONSOLIDATED SECURITY INSTRUMENT
List of Mortgages Assigned

C-4-4

EXHIBIT C-5
FORM OF OMNIBUS ASSIGNMENT OF LOAN DOCUMENTS
Loan No.
OMNIBUS ASSIGNMENT
For valuable consideration, PATRIOT NATIONAL BANK (the “Assignor”), hereby assigns and transfers to ES VENTURES ONE LLC (the “Assignee”), all of the Assignor’s right, title, and interest in, to and under the documents listed in Exhibit A-1, relating to the Property known as and located at  _____.
This assignment shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without giving effect to the conflict of laws provisions of said state.
This assignment is made, without representation or recourse, except as set forth in the Purchase and Sale Agreement dated as of February  _____, 2011 between the Assignor and the Assignee.

Dated: As of March ___, 2011	PATRIOT NATIONAL BANK
By:
Name:
Title:

C-5-1

EXHIBIT A TO OMNIBUS ASSIGNMENT
List of Assigned Documents
[LIST ALL NON-RECORDED LOAN DOCUMENTS]

C-5-2

EXHIBIT C-6
FORM OF ACKNOWLEDGMENT OF RECEIPT

ACKNOWLEDGMENT OF RECEIPT
Pursuant to the PURCHASE AND SALE AGREEMENT by and between PATRIOT NATIONAL BANK (“Seller”), and ES VENTURES ONE LLC (“Purchaser”) dated as of February  _____, 2011 (the “Agreement”), Purchaser hereby acknowledges Seller’s delivery and Purchaser’s receipt of those Loan Documents related to the Loans set forth on Schedule I to this Acknowledgment and Receipt. Capitalized terms used but not defined herein shall have the meanings given in the Agreement.
DELIVERY AND RECEIPT ACKNOWLEDGED:
ES VENTURES ONE LLC
By: Ealing Manager Corp., its sole manager

By:
Name:
Title:
Date: March ___, 2011

C-6-3

EXHIBIT D-1
FORM OF LIMITED WARRANTY DEED
Property
LIMITED WARRANTY DEED
PINPAT ACQUISITION CORPORATION, a Connecticut corporation with a principal place of business at 1177 Summer Street, Stamford, Connecticut 06905 (the “Grantor”), in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration received to its full satisfaction from ES VENTURES ONE LLC, a Delaware limited liability company, with a principal place of business at [_____] (the “Grantee”), does hereby grant, bargain, sell and confirm unto Grantee, and its successors and assigns forever, all of Grantor’s right, title and interest in and to certain real property, and the improvements situated thereon, known as and located at  _____, Town of  _____, County of  _____, in the State of Connecticut, and more particularly bounded and described on Exhibit A-1 attached hereto and made a part hereof, together with Grantor’s right, title and interest, if any, in and to any appurtenance belonging or appertaining thereto.
Being the same premises conveyed to the Grantor herein by a Deed dated  _____  and recorded in Volume  _____  at Page  _____  of the  _____  Land Records.
Said premises are conveyed subject to:
1.
Any and all provisions of any municipal, ordinance or regulation or public or private law with special reference to the provisions of any zoning regulations and regulations governing the said premises.

2.	Any and all real property taxes on the current Grand List and any municipal liens or assessments becoming due and payable on or after the delivery of this Deed.

3.	These matters of record and exceptions are set forth on Exhibit A-1.
TO HAVE AND TO HOLD the above granted and bargained premises, with the appurtenances thereof, unto the Grantee, its successors and assigns forever, and to its own proper use and behoof.
AND FURTHERMORE, subject to the foregoing, the said Grantor does by these presents bind itself and its successors and assigns forever to WARRANT AND DEFEND the above granted and bargained premises to Grantee, its successors and assigns forever, against all lawful claims of all persons claiming by, through or under the said Grantor, but against none other; and further provided, however, that this conveyance and the warranty of Grantor herein contained are also subject to all matters and encumbrances set forth above in this Deed.

D-1-1

IN WITNESS WHEREOF, the Grantor has hereunto caused this instrument to be signed this  _____  day of March, 2011.

IN THE PRESENCE OF:	GRANTOR:

PINPAT ACQUISITION CORPORATION

By:
Christopher D. Maher
President

STATE OF CONNECTICUT	)
	)	ss. Stamford
COUNTY OF FAIRFIELD	)
On this  _____  day of March, 2011, before me, the undersigned officer, personally appeared Christopher D. Maher, who acknowledged himself to be the President of Pinpat Acquisition Corporation, a Connecticut corporation, and that he, as such President, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as President.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Commissioner of the Superior Court
Notary Public / My Commission Expires:

D-1-2

EXHIBIT A TO LIMITED WARRANTY DEED
Property Description

D-1-3

EXHIBIT D-2
FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES
Property
ASSIGNMENT AND ASSUMPTION OF LEASES
This ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made as of this  _____  day of March, 2011 by and between PINPAT ACQUISITION CORPORATION, a national banking association (“Assignor”) and ES VENTURES ONE LLC, a Delaware limited liability company (“Assignee”).
WHEREAS, in connection with the conveyance of the real property with the improvements thereon known as and located at  _____, Town of  _____, County of  _____, in the State of Connecticut, and more particularly bounded and described on Exhibit A-1 attached hereto and made a part hereof (the “Premises”), Assignor desires to transfer and assign to Assignee, all of Grantor’s right, title and interest in and to the Leases (as hereinafter defined), and Grantee desires to assume all of Grantor’s liabilities, duties and obligations under the Leases.
1. Assignor hereby sells, assigns, transfers, grants, conveys and sets over to Assignee all of its right, title, and interest in, to, and under any and all leases, rentals or occupancy agreements for the use and occupancy of any part or all of the Premises now in existence, and any renewals or extensions thereof, whether or not recorded (collectively, the “Leases”), intending hereby to assign to Assignee all of the landlord’s interest in said leases, and all rents, income and profits arising therefrom, to have and to hold the same unto Assignee, its legal representatives, successors and assigns, forever.
2. Assignee does hereby accept the sale, assignment, transfer, grant and conveyance of the Leases and hereby assumes and agrees to observe and perform all of the obligations, terms, covenants and conditions of the Leases.
3. Assignee shall indemnify and hold Assignor harmless against all claims, suits, obligations, liabilities, damages, losses, costs, and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, based upon, arising out of, or resulting from Assignee’s breach of the terms and provisions of the Leases occurring on or after the date of this Assignment.
4. This Assignment may be signed in any number of counterparts by the parties hereto, all of which taken together shall constitute one and the same instrument.
5. This Assignment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

D-2-1

6. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CONNECTICUT WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS OF SAID STATE.
7. This Assignment is made, without representation or recourse, except as set forth in the Purchase and Sale Agreement dated as of February  _____, 2011 between the Assignor and the Assignee.
IN WITNESS WHEREOF, Assignor and Assignee have caused these presents to be duly executed as of the date first above written.

ASSIGNOR: PINPAT ACQUISITION CORPORATION
By:
Christopher D. Maher
President

ASSIGNEE: ES VENTURES ONE LLC
By:	Ealing Manager Corp., its sole manager

By:
Name:
Title:

D-2-2

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF LEASES
Premises

D-2-3

EXHIBIT D-3
FORM OF BILL OF SALE
Property
BILL OF SALE
This BILL OF SALE (this “Assignment”) is made as of this  _____ day of March, 2011 by PATRIOT NATIONAL BANK, a national banking association (“Grantor”) to ES VENTURES ONE LLC, a Delaware limited liability company (“Grantee”).
WHEREAS, in connection with the conveyance of the real property with the improvements thereon known as and located at  _____, Town of  _____, County of  _____, in the State of Connecticut (the “Premises”), Grantor desires to convey, transfer, set over and assign to Grantee all of Grantor’s right, title and interest in and to the Personal Property and the Intangible Property (each as hereinafter defined).
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor does hereby sell, deliver, transfer, set-over and assign unto Grantee all of Grantor’s right, title and interest in and to any and all (i) personal property, if any, owned by Grantor and used in connection with or located on the Premises (the “Personal Property”); and (ii) intangible assets of any nature relating to the Premises (collectively, the “Intangible Property”), including, without limitation, Grantor’s right, title and interest in and to all (a) warranties and guaranties relating to the Premises and/or the Personal Property; (b) plans and specifications relating to the Premises; and (c) all licenses, leases, permits, approvals, contracts, and agreements relating to the Premises.
This Assignment shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without giving effect to the conflict of laws provisions of said state. This Assignment is made, without representation or recourse, except as set forth in the Purchase and Sale Agreement dated as of February  _____, 2011 between the Grantor and the Grantee.

GRANTOR: PATRIOT NATIONAL BANK
By:
Christopher D. Maher
President & Chief Executive Officer

D-2-1